AGREEMENT AMONG

ORTEC INTERNATIONAL, INC.,

ORTN ACQUISITION CORP., HAPTO BIOTECH, INC.

and

CERTAIN SHAREHOLDERS AND OPTION HOLDERS

of HAPTO BIOTECH, INC.

FOR THE MERGER OF

HAPTO BIOTECH, INC.

WITH AND INTO

ORTN ACQUISITION CORP.

Dated as of April 14, 2006

This Agreement entered into this 14th day of April, 2006, among Ortec International, Inc., ORTN Acquisition Corp., Hapto Biotech, Inc. and certain Shareholders and Option Holders of Hapto Biotech, Inc., for the merger of Hapto Biotech, Inc. with and into ORTN Acquisition Corp.

ARTICLE I – DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1           “Acquisition Corporation” means ORTN Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Ortec and which has its principal office at 3960 Broadway, New York, New York 10032, United States of America.

1.2	“Additional Agreements” has the meaning set forth in Sections 6.1, 7.1 and 8.1.

1.3           “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

1.4           “Business” means (i) with respect to Hapto and Hapto Israel, the research and development of haptides and fibrin microbeads in the field of skin cells and other cellular engineering currently being conducted primarily by Hapto Israel, but which also involves Hapto, and the possible commercial sales of products resulting from such research and development, or (ii) with respect to Ortec and Orcel, tissue-engineering research and clinical trials to commercialize a proprietary and patented technology to stimulate the repair and regeneration of human tissue and whose current focus is the application of OrCel® (bilayered cellular matrix) to heal chronic and acute wounds.

1.5           “Certificate of Merger” means the certificate of merger substantially in the form of Exhibit 1.5, to be filed pursuant to Section 3.1.

1.6           “Claims” means assertion by a Person against Hapto, Hapto Israel, Ortec and/or Orcel, as applicable, that Hapto, Hapto Israel, Ortec and/or Orcel, as applicable, owes an Obligation to such Person, whether satisfaction of such claim requires payment of money (whether the amount thereof is liquidated or unliquidated) or any other action to be taken by Hapto, Hapto Israel, Ortec and/or Orcel, as applicable.

1.7	“Closing” means the closing of the Merger.
1.8	“Closing Date” means the date of the Closing.

1.9           “Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.10	“Commission” means the United States Securities and Exchange Commission.

1.11        “Commission Documents” means all reports, schedules, forms, statements and other documents required to be filed by Ortec, all of which have been filed by Ortec since January 1, 2005, with the Commission, including, without limitation, (i) Ortec’s registration statements on Form S-2 which became effective on May 19, 2005, and on September 21, 2004, (ii) its Form 10-KSB for the year ended December 31, 2004, (iii) its Forms 10-QSB for the quarters ended March 31, June 30 and September 30, all in 2005, (iv) its proxy statement dated May 26, 2005, (v) its reports on Form 8-K and 8-K/A dated January 5, January 21, April 29, May 27, June 27, July 12, July 13, October 12, October 31 and December 15, all in 2005, and January 19 and January 30, 2006, including all exhibits to, and exhibits incorporated by reference in, all such filings, and (vi) Forms 4 filed by Steven Katz and Ron Lipstein pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

1.12        “Confidential Information” means any information, whether oral or in writing or in any other form, obtained by or otherwise disclosed to a Person in connection with the Business and other activities of Hapto or Hapto Israel, including, but not limited to, the patents, patent applications, processes, technologies and other know how utilized and to be utilized in the Business or otherwise by Hapto or Hapto Israel, the methods and results of research, technical, financial information, operations or plans of or relating to Hapto or Hapto Israel, employment terms and conditions of an employee of Hapto or Hapto Israel or any other information or data relating to the Business. Confidential Information does not include any information already in the public domain.

1.13	“Effective Date” has the meaning set forth in Section 12.4.
1.14	“Effective Time” has the meaning set forth in Section 3.1.

1.15        “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program, or arrangement of any kind.

1.16        “Environmental, Health and Safety Requirements” means all Israeli, United States federal, state and local and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

1.17        “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

1.18        “Escrow Agent” means Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP, Ortec’s and the Acquisition Corporation’s attorneys, with offices at 750 Lexington Avenue, New York, New York 10022-1200, United States of America.

1.19        “Escrow Agreement” means the escrow agreement annexed hereto as Exhibit 4.4.

1.20        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.21        “Financial Statements” means the consolidated financial statements of Hapto and Hapto Israel and the results of their operations for a period ending as of the date of the balance sheet which is a part of such financial statements, together with the statement of cash flows and the schedules and notes thereto.

1.22        “Hadasit” means Hadasit Research Services & Development, Ltd., an Israeli corporation having an address at Hadassah Ein Kerem Campus, P.O.B. 12000, Jerusalem 91120, Israel.

1.23        “Hapto” means Hapto Biotech, Inc., a Delaware corporation having an office c/o Torys LLP, 237 Park Avenue, New York, New York 10017.

1.24        “Hapto Designee Directors” initially means Raphael Hofstein and Andreas Vogler, or if either or both of them, or their successors are unable or unwilling to serve as a director of Ortec, such other person in his stead designated in accordance with the terms of the Voting Agreement. A Hapto Designee Director shall be deemed unable to serve as a director of Ortec if such person has been convicted of violating the securities laws of any country or any political subdivision of a country, or of any crime of moral turpitude, or conducts himself in any manner that his conduct is deemed by the other Ortec directors to be ethically objectionable.

1.25        “Hapto Israel” means Hapto Biotech (Israel) Ltd., an Israeli corporation which is a wholly-owned subsidiary of Hapto and having its principal office at Hadassah Ein Kerem, POB 12275, Jersalem 911121, Israel.

1.26         “H.B.L.” means H.B.L. Hadasit BioHoldings Limited, an Israeli corporation having an address at Hadassah Ein Kerem Campus, P.O.B. 12000, Jerusalem 91120, Israel.

1.27        “Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

1.28	“Indemnified Party” has the meaning set forth in Section 10.4(a) below.
1.29	“Indemnifying Party” has the meaning set forth in Section 10.4(a) below.

1.30        “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

1.31        “Knowledge” means actual knowledge after reasonable investigation and with respect to Hapto shall mean the knowledge of Ira Weinstein, Hapto Israel’s chief executive officer, Raphael Hofstein, Raphael Gorodetsky and Gerard Marx, and with respect to Ortec shall mean the knowledge of Ron Lipstein, Steven Katz, Costa Papastephanou, Melvin Silberklang, Alain Klapholz and Alan W. Schoenbart.

1.32        “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

1.33        “Majority Holders” means the Holders of a majority of the 30,860,000 Ortec Shares, including the Ortec Shares held by the Escrow Agent pursuant to the terms of the Escrow Agreement, delivered pursuant to the provisions of Sections 4.1 and 4.3, which have not been sold, transferred or assigned by the original recipients of such Ortec Shares.

1.34        “Material Adverse Effect” or “Material Adverse Change” means (i) with respect to Hapto, any effect or change that would be materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Hapto and Hapto Israel, together taken as a whole, or to the ability of Hapto and Hapto Israel to consummate timely the transactions contemplated hereby; and (ii) with respect to Ortec, means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Ortec and Orcel, together taken as a whole, or to the ability of Ortec and Acquisition Corporation to consummate timely the transactions contemplated hereby.

1.35        “Merger” means the statutory merger of Hapto with and into Acquisition Corporation and the related transactions provided for in this Agreement.

1.36        “Obligations” means (i) any indebtedness for borrowed money or the deferred purchase price of real or personal property, (ii) obligations as lessee under any capital lease, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by Hapto, Hapto Israel, Ortec and/or Orcel, as applicable, whether or not Hapto, Hapto Israel, Ortec and/or Orcel, as applicable, has assumed or become liable for the obligations secured thereby, (iv) accounts payable, and (v) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), and (iv) of this definition.

1.37        “Option Holders” means the following persons and entity, all of whom hold options to purchase from Hapto shares of Hapto’s common stock:

Raphael Gorodetsky

Gerard Marx

Ira Weinstein

Anna Hotovely-Salomon

H.B.L.

1.38	“Orcel” means Orcel LLC, a wholly-owned subsidiary of Ortec.

1.39        “Ortec” means Ortec International, Inc., a Delaware corporation having its principal office at 3960 Broadway, New York, New York 10032, United State of America.

1.40        “Ortec Management” means Steven Katz, Ron Lipstein and Constantin Papastephanou.

1.41	“Ortec SEC Reports” has the meaning given to that term in Section 8.7.

1.42        “Ortec Shares” means shares of the Common Stock of Ortec, par value $0.001 per share.

1.43        “Per Ortec Share Market Price” means the average of the last twenty closing prices for the Ortec Shares on the Over the Counter Bulletin Board (or on such securities exchange on which the Ortec Shares are then traded) immediately before the date on which the Ortec shares are delivered by the Escrow Agent to Ortec or Acquisition Corporation, or to Hapto, Hapto Israel, the Shareholders or the Option Holders.

1.44        “Parties” and “Party” have the meaning set forth in the first paragraph of this Agreement.

1.45        “Permits” means the permits, licenses and governmental authorizations used by Hapto, Hapto Israel, Ortec, or Orcel, as applicable.

1.46        “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, joint stock company, business trust, trust, estate, association, nominee, or other entity, in its own or any representative capacity, or a governmental entity (or any department, agency, or political subdivision thereof).

1.47        “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus

1.48        “Registrable Securities” means the 30,860,000 Ortec Shares issued to the Shareholders and Option Holders as provided in Section 4.1, the 3,000,000 Ortec Shares issuable upon exercise of the Warrants and any additional Ortec Shares issued pursuant to the provisions of Section 10.3.

1.49        “Registration Statement” means the registration statements and any additional registration statements contemplated by Sections 12.1 or 12.6 including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement.

1.50        “Required Directorship Period” has the meaning given to that term in Section 4.6.

1.51	“Required Effective Date” has the meaning given to that term in Section 12.4.

1.52        “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

1.53        “Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

1.54        “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

1.55	“Securities Act” means the United States Securities Act of 1933, as amended.

1.56        “Shareholders” means the following persons and entities, who are all of the shareholders of Hapto:

H.B.L.

Denkaria B.V.

Yoram Wilamowski, as trustee for Baruch Marganitt

Microdent, Ltd.

Andreas Vogler

Latar-Tech Holdings, Ltd.

Michael Rosenbaum

Israel Technology Partners, L.P.

1.57        “Special Counsel” means an attorney or law firm selected by the Majority Holders.

1.58	“Surviving Corporation” has the meaning set forth below in Section 3.2 below.

1.59        “Tax” or “Taxes” means any Israeli, United States federal, state or local, income, gross receipts, license, payroll, employment, excise, severance, retirement, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.60	“Tax Benefits” has the meaning set forth in Section 10.5 below.

1.61        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.62	“Third-Party Claim” has the meaning set forth in Section 10.4 below.

1.63        “Voting Agreement” means the agreement among Ortec Management and certain Shareholders and Option Holders to vote for the Hapto Designee Directors, Ron Lipstein and Steven Katz, at any meeting of Ortec’s stockholders at which directors of Ortec are being elected, in the form annexed hereto as Exhibit 5.1(j).

1.64        “Warrants” means three-year warrants (dated as of the Closing Date) to purchase an aggregate of Three Million Ortec Shares at an exercise price of thirty cents ($0.30) per share. The form of the Warrants is annexed hereto as Exhibit 1.64.

ARTICLE II – THE CONSTITUENT CORPORATIONS

The name and jurisdiction of each of the constituent corporations to the Merger are as follows:

Name	State of Incorporation
Hapto Biotech, Inc.	Delaware
ORTN Acquisition Corp.	Delaware

The surviving corporation is ORTN Acquisition Corp.

ARTICLE III – THE MERGER

3.1           Subject to the satisfaction of the conditions set forth in Article V, Acquisition Corporation, as the surviving corporation of the Merger, shall file the certificate of merger in accordance with Delaware General Corporation Law §251(c), and the Merger shall be effective as of the date and time set forth therein (the “Effective Time”). The form of the certificate of merger is annexed as Exhibit 3.1.

3.2           At the Effective Time, Hapto shall have merged with and into Acquisition Corporation and the two constituent corporations shall thereupon become and constitute a single corporation. Acquisition Corporation shall be the surviving corporation of the Merger and the separate existence of Hapto shall cease. Except as otherwise provided by law, Acquisition Corporation shall thereupon, without further act or deed, succeed to all the rights, privileges, immunities, powers and purposes of each of the two constituent corporations; acquire all the business, property, franchises, claims and causes of action and every other asset of each of the two constituent corporations; and assume and be subject to all the debts and liabilities of each of the two constituent corporations.

3.3           The directors, officers, employees and agents of Acquisition Corporation shall be authorized, at and after the Effective Time, to execute and deliver, in the name of Hapto or

Acquisition Corporation, any assignments, bills of sale, deeds or other instruments and to take such other actions as are reasonably necessary or appropriate to vest in Acquisition Corporation, as a result of, or in connection with, the Merger, all right, title and interest in and to the assets of Hapto and of Hapto’s wholly-owned subsidiary, Hapto Israel, and to perfect and to confirm the same.

3.4           From and after the Effective Time, the certificate of incorporation of Acquisition Corporation shall continue in full force and effect as the certificate of incorporation of Acquisition Corporation, unless and until amended or restated in the manner provided by applicable law.

3.5           From and after the Effective Time, the bylaws of Acquisition Corporation shall continue in full force and effect as the bylaws of Acquisition Corporation, unless and until revoked or amended in the manner provided by applicable law, Acquisition Corporation’s certificate of incorporation or such bylaws.

3.6           From and after the Effective Time, the number of Persons constituting the entire board of directors of Acquisition Corporation shall initially be four, that is Steven Katz and Ron Lipstein, who are the incumbent directors of Acquisition Corporation immediately prior to the Effective Time, and Andreas Vogler and Raphael Hofstein.

3.7           From and after the Effective Time, Ortec shall cause Acquisition Corporation to vote all the shares of Hapto Israel owned by Acquisition Corporation (a) to establish four as the number of persons initially constituting the Board of Directors of Hapto Israel and (b) electing Steven Katz, Ron Lipstein, Andreas Vogler and Raphael Hofstein as such four directors of Hapto Israel.

3.8           The incumbent officers of Acquisition Corporation shall continue as the officers of Acquisition Corporation and none of the incumbent officers of Hapto prior to the Effective Date shall be officers of Acquisition Corporation.

ARTICLE IV – MERGER CONSIDERATION

4.1           At the Closing Ortec shall issue and deliver an aggregate of (a) Thirty Million Eight Hundred Sixty Thousand (30,860,000) Ortec Shares and (b) Warrants to purchase an additional 3,000,000 Ortec Shares, to the Shareholders and Option Holders in consideration for all the outstanding shares of common and preferred stock of Hapto that may then be outstanding, and all the options to purchase common stock of Hapto, owned by the Shareholders and the Option Holders. The number of such Ortec Shares and the number of Warrants to be delivered to each Shareholder and to each Option Holder is set forth in Schedule 4.1.

4.2           After the Effective Date all the shares of common and preferred stock of Hapto owned by the Shareholders, and all options, warrants and other rights to purchase shares of the common or preferred stock of Hapto, or shares of Hapto Israel, held by the Shareholders and/or the Option Holders, shall not, without any further act of any Person, be shares, or options, warrants or other rights to purchase shares of Ortec or of Acquisition Corporation or Hapto Israel. Except as provided in Section 6.10, after the Effective Date all indebtedness owed by Hapto or Hapto Israel prior to the Effective Date to any of the Shareholders or to any of the Option Holders shall be deemed satisfied in full and no Shareholder or Option Holder shall have any Claim against Hapto Israel, Acquisition Corporation or Ortec based on such indebtedness.

4.3           Of the 30,860,000 Ortec Shares to be delivered to the Shareholders and the Option Holders, as provided in Section 4.1 6,172,000 Ortec Shares shall be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement to be held in escrow by the Escrow Agent to secure payment of any Claims against Acquisition Corporation and/or against Ortec, or any other Adverse Consequences which Ortec or Acquisition Corporation may suffer, resulting from, arising out of, relating to, in the nature of, or caused by any breaches of Hapto’s representations and warranties contained in this Agreement, or from any other breach of this Agreement by Hapto, any of the Shareholders and/or any of the Option Holders. The number of Ortec Shares to be received by each Shareholder and each Option Holder to be delivered to the Escrow Agent to hold in escrow pursuant to the terms of the Escrow Agreement is listed on

Schedule 4.1. Ortec, Acquisition Corporation and Hapto shall, and each of the Shareholders and the Option Holders may, on or prior to the Closing Date enter into the Escrow Agreement, but each of the Shareholders and the Option Holders shall be bound by the terms of and benefit from the rights under the Escrow Agreement whether or not such Person shall have executed the Escrow Agreement.

4.4           None of the 30,860,000 Ortec shares, the Warrants nor the Ortec Shares acquired upon the exercise of the Warrants, shall, without Ortec’s written consent, be (a) sold, pledged, encumbered or otherwise disposed of, by any of the Shareholders or Option Holders for the period beginning on the Closing Date and ending 12 months thereafter, nor (b) shall any Shareholder or Option Holder directly or indirectly affect any short sales of Ortec’s common stock in that same 12-month period.

4.5           All certificates evidencing the Ortec Shares, and all the Warrants, to be delivered to the Shareholders and the Option Holders, including certificates to be delivered to the Escrow Agent pursuant to Section 4.3 and certificates for Ortec Shares to be issued upon exercise of the Warrants, shall have the following legends endorsed thereon:

THESE SHARES [WARRANTS] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ORTEC INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF THESE SHARES [WARRANTS] UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR SUCH SALE OR OTHER DISPOSITION.

THESE SHARES [WARRANTS] MAY NOT, IN ANY EVENT, BE SOLD, PLEDGED OR OTHERWISE

DISPOSED OF PRIOR TO ____________________, 2007.

4.6           After the Closing Date, Ortec’s Board of Directors will increase the number of Ortec directors by two and appoint two Hapto Designee Directors (initially Raphael Hofstein and Andreas Vogler) as directors of Ortec to fill such two vacancies. Ortec’s board of directors will also include two Hapto Designee Directors as nominees on Ortec’s management slate for election as directors of Ortec at such number of the next annual meetings of Ortec’s stockholders so that the two Hapto Designee Directors shall be able to serve as directors of Ortec for a period which is the shorter of (a) two consecutive years after the Closing Date or (b) when the number of Ortec Shares still owned by the Shareholders and Option Holders (including the Ortec Shares held by the Escrow Agent of which the Shareholders and the Option Holders are the beneficial owners) and which they originally received pursuant to the terms of this Merger Agreement, in aggregate constitute less than 5% of all Ortec Shares then outstanding (the “Required Directorship Period”). If the shareholders of Ortec fail to elect one or both of the Hapto Designee Directors as directors of Ortec for the Required Directorship Period then Ortec shall deliver to the Hapto Shareholders and Option Holders an aggregate of 1,750,000 Ortec Shares for each Hapto Designee Director that was not elected by the Ortec shareholders to serve for the Required Directorship Period. The Ortec Shares that Ortec shall be required to deliver to the Hapto Shareholders and to the Hapto Option Holders pursuant to the provisions of this Section 4.6 shall be part of, and, limited to, the aggregate of 6,172,000 maximum number of Ortec Shares which Ortec may have to deliver to the Hapto Shareholders and the Hapto Option Holders as damages for all breaches of this Merger Agreement by Ortec and by Acquisition Corporation and of their representations and warranties set forth in this Merger Agreement (except for a breach of Ortec’s representations and warranties in Sections 8.1 and 8.4), as provided in Section 10.3 of this Merger Agreement.

4.7           In the event that any of the Shareholders or Option Holders elect, pursuant to the provisions of Section 262 of the Delaware General Corporation Law, to have the value of their Hapto shares appraised and to be paid such value in lieu of receiving the Ortec Shares that they would otherwise receive pursuant to this Agreement, the amount of such payment to be made to such dissenting Shareholder or Option Holder, and Ortec’s and Acquisition Corporation’s costs (including, without limitation, legal fees and disbursements) in defending against such appraisal claim shall be deemed to be Adverse Consequences suffered by Ortec and Acquisition Corporation as if based on a Claim against Hapto and the amount thereof shall be paid to Ortec and Acquisition Corporation by the Shareholders and the Option Holders but only from the 6,172,000 Ortec Shares delivered to the Escrow Agent, and the Ortec Shares and Warrants which would otherwise have been deliverable to such dissenting Shareholder or Option Holder shall not be required to be issued or delivered by Ortec to any Person.

ARTICLE V - CONDITIONS TO CLOSING

5.1                   The obligations of Ortec and Acquisition Corporation to consummate the Merger shall be subject to the satisfaction (or waiver) at or prior to the Closing of each of the following conditions:

(a)            Ortec shall have received gross proceeds of a minimum of Six Million Dollars ($6,000,000) from a private placement or public sales of its equity, preferred and/or debt securities.

(b)	Intentionally omitted.

(c)            Each Person other than Hadasit listed on Schedule 5.1(c)-1 shall have licensed or assigned whatever interest such Person has in the Intellectual Property used by or proposed or conceived for use by, Hapto and/or Hapto Israel in the Business, to Hapto Israel by executing licenses or assignments annexed as Exhibit 5.1(c)-2.

(d)           Hadasit shall have executed the documents annexed as Exhibit 5.1(d), which refer to the license agreement dated August 6, 2000, between Hadasit as licensor and Hapto Israel as licensee, and the service agreement dated August 17, 2000, also between Hadasit and Hapto Israel.

(e)            The consultants, advisors and other Persons listed on Schedule 5.1(e)-1, who currently perform services for Hapto Israel and/or Hapto, shall have entered into the confidentiality agreements in the form annexed as Exhibit 5.1(e)-2.

(f)            Hapto Israel and Gerard Marx shall have entered into the agreement, annexed hereto as Exhibit 5.1(f), extending and modifying the Employment Agreement for Gerard Marx dated October 19, 2000, including the Non-Disclosure and Non-Competition Undertakings annexed thereto as Exhibit ‘A’.

(g)           The Persons owning a majority of Hapto’s shares of stock entitled to vote on the adoption of this Merger Agreement shall, as required by Section 251 of the Delaware General Corporation Law, have voted to adopt this Merger Agreement.

(h)	Ortec and Acquisition Corporation shall have received:

(i)	the opinion of Torys LLP, attorneys for Hapto and having an office at 237 Park Avenue, New York, New York 10017-3142 in the form annexed as Exhibit 5.1(h)(i).

(ii)

the opinion of an Israeli attorney or attorneys for Hapto Israel, reasonably acceptable to Ortec, opining in like manner to Torys LLP’s opinion in Exhibit 5.1(h)(i), but only as to Hapto Israel and not as to Hapto.

(iii)	the certificates of Ira Weinstein and Rafael Hofstein, in their capacities as Hapto’s secretary and acting CEO and president, respectively, in the form annexed hereto as Exhibit 5.1(h)(iii).

(i)             The execution by Hapto of the Escrow Agreement in the form annexed as Exhibit 4.3.

(j)             The execution and delivery of the Voting Agreement in the form annexed as Exhibit 5.1(j).

(k)           Ortec shall have received from Hapto a copy of the audited financial statements of Hapto and its subsidiaries (including Hapto Israel) as of December 31, 2005 and the results of their operations for the year then ended.

5.2                   The obligations of Hapto to consummate the Merger shall be subject to the satisfaction (or waiver) at or prior to the Closing of each of the following conditions:

(a)            Ortec shall have received gross proceeds of a minimum of Six Million Dollars ($6,000,000) from a private placement or public sales of its equity, preferred and/or debt securities.

(b)           Each Person other than Hadasit (listed on Schedule 5.1(c)-1 shall have licensed whatever interest such Person has in the Intellectual Property used by, or proposed or conceived for use by, Hapto and/or Hapto Israel in the Business, to Hapto Israel by executing the licenses annexed as Exhibit 5.1(c)-2.

(c)            The Persons owning a majority of Hapto’s shares of stock entitled to vote on the adoption of this Merger Agreement shall, as required by Section251 of the Delaware General Corporation Law, have voted to adopt this Merger Agreement.

(d)           Hapto, Hapto Israel, each of the Shareholders and each of the Option Holders shall have received the opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, having an office at 750 Lexington Avenue, New York City, New York 10022-1200, in the form annexed as Exhibit 5.2(d)

(e)            the certificate of Ron Lipstein, Ortec’s secretary and chief executive officer, and Steve Katz, Ortec’s chairman, in the form annexed hereto as Exhibit 5.2(e).

(f)            The execution by Ortec and Acquisition Corporation of the Escrow Agreement in the form annexed as Exhibit 4.3.

(g)           The execution and delivery of the Voting Agreement in the form annexed hereto as Exhibit 5.1(j).

(h)           The issuance and delivery of stock certificates evidencing 30,860,000 Ortec Shares.

(i)	The issuance and delivery of the Warrants.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF HAPTO

As an inducement to Ortec and Acquisition Corporation to enter into this Agreement, to consummate the Merger and for Ortec to issue 30,860,000 Ortec Shares and the Warrants to the Shareholders and the Option Holders, Hapto hereby represents and warrants to Ortec and Acquisition Corporation that each of the statements set forth in this Article VI is correct and complete as of the Closing Date, except as set forth in the disclosure schedules delivered by Hapto to Ortec and to Acquisition Corporation at the Closing and initialed by the Parties. The disclosure schedules correspond to the numbered and lettered sections and subsections contained in this Article VI and elsewhere in this Agreement.

6.1           Authority; Enforceability. Hapto and Hapto Israel each has full power and authority to execute and deliver this Agreement, and all other documents, agreements, and instruments contemplated herein to which it is a party (the “Additional Agreements”) and to perform its obligations hereunder and thereunder. This Agreement and each Additional Agreement constitutes the valid and legally binding obligation of Hapto and Hapto Israel, enforceable against Hapto and Hapto Israel in accordance with their respective terms and conditions, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law). Except as set forth in Schedule 6.1 neither Hapto nor Hapto Israel need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, and as to the notices, filings, authorizations, consent and approvals needed as set forth in Schedule 6.1, they have been given, made and/or secured.

6.2           Non-contravention. Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Hapto or Hapto Israel is a party or by which it is bound or to which any of its assets is subject, (ii) result in the violation of any law, regulation, rule or decree or judgment by which Hapto or Hapto Israel is governed or to which it is subject, (iii) result in the imposition or creation of a Lien upon or with respect to any of Hapto’s or Hapto Israel’s assets or (iv) create an Obligation on the part of Hapto, Hapto Israel, Acquisition Corporation or Ortec.

6.3           Broker’s Fees. Neither Hapto nor Hapto Israel has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

6.4           Organization, Qualification and Corporate Power. Both Hapto and Hapto Israel are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation. Both Hapto and Hapto Israel are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required in order to conduct the Business of Hapto, except where the lack of such qualification would not have a Material Adverse Effect on Hapto. Both Hapto and Hapto Israel have full corporate power and authority to carry on the Business and to own and use its assets. Schedule 6.4 lists all of the directors and officers of each of Hapto and Hapto Israel.

6.5           Capitalization. The entire authorized and outstanding shares of the capital stock of Hapto and Hapto Israel are listed on Schedule 6.5. All of the outstanding shares of Hapto’s and Hapto Israel’s capital stock have been duly authorized, are validly issued, fully paid, and non-assessable. Except as listed on Schedule 6.5 there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hapto or Hapto Israel to issue, sell, or otherwise cause to become outstanding any of its capital stock. Schedule 6.5 identifies the holder of each such outstanding option, warrant and right, the number and type of securities of Hapto and Hapto Israel such Person could acquire upon exercise or conversion of such option, warrant or right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Hapto or Hapto Israel. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Hapto or Hapto Israel.

6.6           Title to Assets. Hapto and Hapto Israel each has good and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Liens, except as disclosed in Schedule 6.6.

6.7           Subsidiaries. Hapto owns all the outstanding securities issued by Hapto Israel. Except for the securities of Hapto Israel owned by Hapto and Hapto/Ortec Collaboration LLC, neither Hapto nor Hapto Israel own, nor has it ever owned, directly or indirectly and whether of record and/or beneficially, any outstanding voting securities of, or other investment or ownership interest in, any Person.

6.8           Financial Statements. Hapto has furnished Ortec and Acquisition Corporation with the Consolidated Financial Statements of Hapto and Hapto Israel as of December 31, 2004, 2003 and 2002 and the results of their operations for each of the years then ended. Each of the Financial Statements are true and accurate and correctly reflect the financial condition of Hapto and Hapto Israel on a consolidated basis and the results of their operations for the period reported in such Financial Statements. Neither Hapto nor Hapto Israel has entered into any agreements which create an Obligation on its part which would constitute an “off balance sheet” obligation. Since December 31, 2004 there has not been any Material Adverse Change in the financial condition of Hapto and Hapto Israel taken together as a whole nor in their consolidated statement of operations.

6.9           Financial Condition on the Closing Date. As of the Closing Date the aggregate of Hapto’s and Hapto Israel’s (i) accounts payable, (ii) accrued severance liability, (iii) all other accrued expenses and (iv) expenses (including, but not limited to, legal fees) incurred by Hapto and Hapto Israel in the negotiation and consummation of the transaction contemplated in this Agreement, will not exceed by more than $76,230 the aggregate of (v) their collectible accounts receivable, (vi) cash on hand and (vii) cash in Hapto Israel’s severance pay fund, all determined in accordance with United States generally accepted accounting principles consistently applied.

6.10        Liabilities; Capital Expenditures. Except for their liabilities referred to in Section 6.9 neither Hapto nor Hapto Israel has, or will have as of the Closing Date, any liabilities. In particular, as of the Closing Date, neither Hapto nor Hapto Israel will be indebted to any of the Shareholders or Option Holders except for current, but not past due, (i) salaries owed to employees and (ii) payments to Hadasit under the Service Agreement between Hadasit and Hapto Israel. Schedule 6.10 sets forth a description of all capital expenditures by Hapto or Hapto Israel since December 31, 2004, and sets forth any capital expenditures not yet made to which Hapto or Hapto Israel is contractually or otherwise legally committed.

6.11	Legal Compliance; Permits.

(a)            To Hapto’s Knowledge Hapto and Hapto Israel have complied with all applicable laws (rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Israeli and United States federal, state or local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Hapto or Hapto Israel alleging any failure so to comply.

(b)           Schedule 6.11(b) sets forth all Permits which, to Hapto’s Knowledge, are necessary for Hapto or Hapto Israel to own its assets and operate the Business of Hapto. None among Hapto, Hapto Israel or, to the Knowledge of Hapto or Hapto Israel, Hadasit has received any written warning, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Person alleging (i) any violation of any such Permit, which violation has not been corrected or otherwise settled, or (ii) that Hapto or Hapto Israel or any other Person has failed to secure any

Permit required for the Business that is not currently held by Hapto or Hapto Israel or such other Person.

6.12	Tax Matters.

(a)            Hapto and Hapto Israel have filed all Israeli and United States federal and state and all other Tax Returns that Hapto or Hapto Israel have been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns as due and owing by Hapto or Hapto Israel have been paid. Neither Hapto nor Hapto Israel is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Hapto or Hapto Israel.

(b)           There is no material dispute or claim concerning any tax liability of either Hapto or Hapto Israel either (i) claimed or raised by any authority in writing, or (ii) as to which Hapto or Hapto Israel has Knowledge based upon personal contact with any agent of such authority.

(c)            Schedule 6.12(c) (i) lists all Israeli and United States federal, state, and local and all foreign Tax Returns filed with respect to Hapto or Hapto Israel for taxable periods ended on or after December 31, 2002, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Hapto has delivered to Ortec and Acquisition Corporation correct and complete copies of all Israeli and United States federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Hapto or Hapto Israel since December 31, 2002. Neither Hapto nor Hapto Israel has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           Since their respective incorporation, neither Hapto nor Hapto Israel has acquired assets from another corporation in a transaction in which Hapto’s or Hapto

Israel’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(e)            Neither Hapto nor Hapto Israel is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, Israeli or other foreign Tax law). Neither Hapto nor Hapto Israel has any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

6.13	Intellectual Property.

(a)            To Hapto’s Knowledge, neither Hapto nor Hapto Israel has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Hapto nor Hapto Israel has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Hapto or Hapto Israel must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Hapto, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Hapto or Hapto Israel in any material respect.

(b)           Schedule 6.13(b) identifies each patent or registration that has been issued to Hapto or Hapto Israel with respect to any of their Intellectual Property, identifies each pending patent application or application for registration that Hapto or Hapto Israel has made with respect to any of their Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Hapto or Hapto Israel has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Hapto has delivered or otherwise made available to Ortec and Acquisition Corporation correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 6.13(b) also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright and material computer software item used by Hapto or Hapto Israel in connection with the Business of Hapto. With respect to each item of Intellectual Property required to be identified in Schedule 6.13(b):

(i)	Hapto or Hapto Israel possess all right, title, and interest in and to the item, free and clear of any Lien, License, or other restriction.

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)

No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Hapto is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)	Neither Hapto nor Hapto Israel has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c)            Schedule 6.13(c) identifies each material item of Intellectual Property that Hapto or Hapto Israel uses pursuant to license, sublicense, agreement, or permission. Hapto has delivered to Ortec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 6.13(c):

(i)	The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

(ii)

Neither Hapto nor Hapto Israel, as applicable, and to the Knowledge of Hapto nor any counterparty to the license, sublicense, agreement, or permission, is in breach or default thereof, and, to the knowledge of Hapto, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)	Neither Hapto nor Hapto Israel, as applicable, and to the Knowledge of Hapto nor any counterparty to the license, sublicense, agreement, or permission, has repudiated any provision thereof;

(iv)	Neither Hapto nor Hapto Israel has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v)

No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Hapto or Hapto Israel, including without limitation, a failure by Hapto or Hapto Israel to pay any required maintenance fees).

(d)           Schedule 6.13(d) identifies each item of Intellectual Property other than those listed in Schedules 6.13(b) and 6.13(c), used by or prepared or conceived for use by, Hapto and/or Hapto Israel in the Business of Hapto. With respect to each item of Intellectual Property listed or required to be listed in Schedule 6.13(d):

(i)	Hapto or Hapto Israel possess all right, title, and interest in and to the item, free and clear of any Lien, License, or other restriction.

(ii)	The item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)

No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Hapto or Hapto Israel, is threatened, that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)	Neither Hapto nor Hapto Israel has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

6.14        Tangible Assets. The machinery, equipment, and other tangible assets that Hapto or Hapto Israel owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

6.15        Real Estate. Neither Hapto nor Hapto Israel owns any real property. Except as set forth in Schedule 6.15 neither Hapto nor Hapto Israel leases, subleases, or otherwise uses any real property in the conduct of the Business.

6.16	Contracts.

(a)            Other than those listed on Schedule 6.13(c), Schedule 6.16 or required pursuant to the terms of this Agreement, neither Hapto nor Hapto Israel has entered into any contract, agreement or license by which it is currently bound, in whole or in part. With respect to each contract, agreement or license set forth on Schedule 6.16 (i) such contract, agreement and license is legal, valid, binding, enforceable, and in full force and effect in all respects; (ii) neither Hapto nor Hapto Israel, as applicable, and to the Knowledge of Hapto nor any counterparty to such contract, agreement or license, is in breach or default thereof, and no event has occurred that with notice or lapse of time would constitute a breach or default thereof, or permit termination, modification, or acceleration, under such contract, agreement or license and (iii) neither Hapto nor Hapto

Israel, as applicable, and to the Knowledge of Hapto nor any counterparty to such contract, agreement or license, has repudiated any provision thereof.

(b)           Specifically, neither Hapto nor Hapto Israel has entered into any contract, agreement, license or arrangement which licenses, authorizes or entitles any Person to distribute or sell Products or prohibits, interferes with or limits the right of Hapto Israel or Hapto to distribute or sell Products anywhere in the world.

6.17        Notes and Accounts Receivable. All accounts and other receivables of Hapto and Hapto Israel are reflected properly on its books and records and are valid receivables subject to no setoffs or counterclaims, subject only to such reserve for bad debts as is consistent with the past custom and practice of Hapto and Hapto Israel.

6.18        Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Hapto or Hapto Israel.

6.19        Insurance. Schedule 6.19 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Hapto or Hapto Israel is a party, a named insured, or otherwise the beneficiary of coverage:

(i)	The name, address, and telephone number of the agent;

(ii)	The name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	The policy number and the period of coverage;

(iv)

The scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	A description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy, to Hapto’s Knowledge: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) none among Hapto, Hapto Israel or to the Knowledge of Hapto any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, so as to permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Schedule 6.19 also describes any material self-insurance arrangements affecting Hapto or Hapto Israel, including, without limitation, any self-insured medical expense coverage or other plan for the benefit of Hapto or Hapto Israel or Hapto’s or Hapto Israel’s employees.

6.20        Litigation. Schedule 6.20 sets forth each instance in which Hapto or Hapto Israel (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or, to the Knowledge of Hapto, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any Israeli or United States federal, state, local or other foreign jurisdiction or before any arbitrator.

6.21        Employees. Schedule 6.21A sets forth a complete and accurate list of all employees of Hapto and Hapto Israel (including each employee on leave of absence or layoff status), together with their job title, current level of compensation, vacation accrued, and service credited for purposes of vesting and eligibility determining liabilities owing or that will be owing to them by Hapto Israel under Israeli law, and Schedule 6.21B sets forth the same information for purposes of vesting and eligibility to participate under any Employee Benefit Plan governed by the law of the United States or any state or local government in the United States. To the Knowledge of Hapto and Hapto Israel, no employee listed on Schedule 6.21A or Schedule 6.21B plans to terminate employment with Hapto or Hapto Israel during the next twelve months.

Schedule 6.21A also sets forth for each employee of Hapto Israel the current liability accrued for such employee for severance pay and whether such accrued liability has been funded and the amount of such funding.

6.22	Employee Benefits.

(a)            Schedule 6.22A lists each Employee Benefit Plan that Hapto maintains or to which Hapto contributes or has any obligation to contribute. Schedule 6.22B sets forth the same information with respect to similar plans that Hapto Israel maintains or to which it contributes or has any obligation to contribute.

(i)

Each such Employee Benefit Plan and comparable plan in Israel (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of applicable laws.

(ii)

All required reports and descriptions have been timely filed and/or distributed in accordance with the requirements of all applicable laws with respect to each such Employee Benefit Plan and comparable plan in Israel.

(iii)

All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by all applicable laws to each such Employee Benefit Plan and comparable plan in Israel that is an employee pension plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such employee pension plan or accrued in accordance with the past custom and practice of Hapto or Hapto Israel.

(iv)

With respect to each Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, such Employee Benefit Plan is so qualified, and Hapto is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(v)	There have been no prohibited transactions with respect to any such Employee Benefit Plan or comparable plan in Israeli prohibited by the law applicable to such plan.

(vi)

Hapto has delivered to Ortec and Acquisition Corporation correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan or comparable Israeli plan.

(b)           Hapto does not contribute to, has no obligation to contribute to, and has no material liability under or with respect to any Employee Benefit plan that is a “defined benefit plan” (as defined under United States law). Hapto Israel does not contribute to, has no obligation to contribute, and has no liability under or with respect to any comparable plan in Israel.

(c)            Except as set forth on Schedule 6.22(c) neither Hapto nor Hapto Israel maintains, contributes to, has any obligation to contribute to, or has any material liability or potential liability with respect to, any plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Hapto or Hapto Israel.

6.23        Guaranties. Neither Hapto nor Hapto Israel is a guarantor of, or otherwise responsible for, any liability or obligation (including Obligations) of any other Person.

6.24	Environmental, Health and Safety Matters.

(a)            To the Knowledge of Hapto, Hapto and Hapto Israel have complied, and are in compliance, in all respects, with all Environmental, Health and Safety Requirements. Without limiting the generality of the foregoing, to the Knowledge of Hapto, Hapto and Hapto Israel have obtained, and have complied in all respects with, all permits, licenses, and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of the Business. A list of all such permits, licenses, and other authorizations is set forth on Schedule 6.24.

(b)           Neither Hapto nor Hapto Israel has received any written or oral notice, report, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, relating to Hapto and Hapto Israel or either of their facilities.

(c)            To Hapto’s Knowledge, Hapto and Hapto Israel have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to any applicable law.

6.25        Certain Business Relations. Except for (i) the agreements and business conducted between Hapto and/or Hapto Israel, on the one hand, and Hadasit on the other, (ii) as set forth or described on Schedule 6.25, (iii) the employment of Option Holders by Hapto Israel, (iv) confidentiality agreements between Option Holder(s) on the one hand and Hapto Israel on the other, (v) the investments made by Shareholders in Hapto or (vi) the position a Shareholder (or its representative) or an Option Holder may have as a director or officer of Hapto or Hapto Israel, none of the Shareholders nor Option Holders has been involved in any material business arrangement or relationship with Hapto or Hapto Israel or owns any material asset, tangible or intangible, that is used in the Business of Hapto.

6.26        No Products Sold. Except as set forth on Schedule 6.26, neither Hapto nor Hapto Israel has sold or marketed any products.

6.27        Suppliers. Schedule 6.27 sets forth an accurate and complete list of all current suppliers to Hapto Israel or Hapto. No supplier of Hapto Israel or Hapto has indicated, orally or in writing, that it shall stop, materially decrease the rate of, supplying materials, products, or services to Hapto Israel or Hapto.

6.28        Commercial Sales. Hapto has no Knowledge, nor has it been advised by any Person, of facts that could preclude their commercial sale of Products on a profitable basis.

6.29        Results of Research and Development. Neither Hapto nor Hapto Israel has any Knowledge that the results of evaluations of Hapto’s and Hapto Israel’s fibrin microbeads by Cook Biotech Incorporated and by Teva Pharmaceutical Industries, Ltd., or by any other Persons, including, without limitation, Cellerix, Hapto, Hapto Israel and Hadasit, and evaluations of Hapto’s and Hapto Israel’s haptides by any Person, including, without limitation, Hapto, Hapto Israel and Hadasit, indicate that either Hapto’s and Hapto Israel’s fibrin microbeads, or their haptides, will not result in the use of such fibrin microbeads or such haptides as, or as a part of, products that may be sold on a commercially profitable basis.

6.30        Bank Accounts. Schedule 6.30 sets forth a list of all bank accounts, lockbox accounts, and other special purpose bank accounts maintained by Hapto or Hapto Israel, together with the names of all persons who are authorized signatories or have access thereto or control thereover.

6.31        Disclosure. The representations and warranties contained in this Article VI do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI not misleading.

ARTICLE VII – REPRESENTATIONS AND WARRANTIES OF OPTION HOLDERS AND SHAREHOLDERS

As an inducement for Ortec and Acquisition Corporation entering into this Agreement and Ortec issuing and delivering to the Shareholders and Option Holders an aggregate of 30,860,000 Ortec Shares and the Warrants, the Shareholders and the Option Holders severally but not jointly represent and warrant to Ortec and to Acquisition Corporation the following set forth below in this Article VII. For greater certainty the representations and warranties in Sections 7.1 through 7.4, both inclusive, are made by each Shareholder and each Option Holder and the representation and warranty in Section 7.5 is made only by each Option Holder and not by the Shareholders. Each of the following representations and warranties made by each Shareholder and/or each Option Holder refers only to such Person’s Knowledge and not, unless otherwise stated, to the Knowledge of any other Shareholder or Option Holder.

7.1           Authority; Enforceability. Such Shareholder and such Option Holder has full power and authority to execute and deliver this Agreement, and all other documents, agreements, and instruments contemplated herein to which such Shareholder or Option Holder is a party (the “Additional Agreements”) and to perform such Person’s obligations hereunder and thereunder. This Agreement and each Additional Agreement constitutes the valid and legally binding obligation of such Shareholder and Option Holder, enforceable against such Shareholder or Option Holder in accordance with their respective terms and conditions, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law). Such Shareholder or Option Holder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

7.2           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder or such Option Holder is a party or by which such Shareholder or such Option Holder is bound or to which any of such Shareholder’s or such Option Holder ‘s assets is subject.

7.3           Broker’s Fees. Such Shareholder and such Option Holder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

7.4           Investment. Such Shareholder and such Option Holder is not acquiring any Ortec Shares with a view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act.

7.5           Confidential Information. Such Option Holder has not in the past disclosed any Confidential Information to any Person except as required for the operation of the Business.

ARTICLE VIII – REPRESENTATIONS AND WARRANTIES OF ORTEC

As an inducement to the Shareholders and the Option Holders to enter into this Agreement, Ortec represents and warrants to the Shareholders and the Option Holders that each of the statements set forth in this Article VIII is correct and complete as of the Closing Date.

8.1           Authority; Enforceability. Ortec and Acquisition Corporation have full power and authority to execute and deliver this Agreement, and all other documents, agreements, and instruments contemplated herein to which they or either of them is a party (the “Additional Agreements”) and to perform their obligations hereunder and thereunder, including, without limitation, the issuance and delivery of the 30,860,000 Ortec Shares and the Warrants to purchase 3,000,000 Ortec Shares. This Agreement and each Additional Agreement constitutes the valid and legally binding obligation of Ortec and Acquisition Corporation, enforceable against Ortec and Acquisition Corporation in accordance with their respective terms and conditions, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law). Neither Ortec nor Acquisition Corporation need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

8.2           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Ortec or Acquisition Corporation is a party or by which either of them is bound or to which any of their assets is subject, (ii) result in the violation of any law, regulation, rule or decree or judgment by which Ortec or Acquisition Corporation is governed or to which it is subject, (iii) result in the imposition or creation of a Lien upon or with respect to any of Ortec’s or Acquisition Corporation’s assets or (iv) create an Obligation on the part of Acquisition Corporation or Ortec.

8.3           Broker’s Fees. Neither Ortec or Acquisition Corporation has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except fees that may be required to be paid by Ortec to Rodman and Renshaw for (a) this merger transaction, (b) a fairness opinion with respect to this transaction and (c) for acting as placement agent in a private placement of Ortec’s securities that would result in Ortec’s receipt of the $6,000,000 referred to in Section 5.1(a) of this Agreement.

8.4           Organization, Qualification and Corporate Power. Both Ortec and Acquisition Corporation are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation. Both Ortec and Acquisition Corporation are duly authorized to conduct their Business and are in good standing under the laws of each jurisdiction where such qualification is required in order to conduct their Business, except where the lack of such qualification would not have a Material Adverse Effect on Ortec. Each of Ortec and Acquisition Corporation have full corporate power and authority to carry on its business and to own and use its assets.

8.5           Capitalization. The entire authorized and outstanding shares of the capital stock of Ortec is listed on Schedule 8.5. All of the outstanding shares of Ortec and Acquisition Corporation capital stock have been duly authorized, are validly issued, fully paid, and non-assessable. Except as listed on Schedule 8.5 and represented in Section 8.6 there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Ortec or Acquisition Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as listed on Schedule 8.5 there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Ortec or Acquisition Corporation. To the Knowledge of Ortec, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Ortec or Acquisition Corporation. The 30,860,000 Ortec Shares to be issued as consideration for the Merger are duly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in this Agreement and the Escrow Agreement. The Warrants to be issued as consideration for the Merger are duly authorized and, when issued, will be duly and validly issued and fully paid, free and clear of all Liens. After the Closing Ortec will take all corporate action necessary so that the Ortec Shares issuable upon the exercise of the Warrants are duly reserved for and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens. Ortec has reserved from its duly authorized capital stock the maximum number of shares of Ortec Shares currently issuable pursuant to the Merger.

8.6           Subsidiaries. Ortec owns all the outstanding securities issued by Orcel and Acquisition Corporation. Except for the securities of Orcel and Ortec/Hapto Collaboration LLC owned by Ortec, neither Ortec nor Orcel own, nor has it ever owned, directly or indirectly and whether of record, beneficially or equitably, any outstanding voting securities of, or other investment or ownership interest in, any Person.

8.7           Commission Reports. As of their respective filing dates, all statements, reports, schedules, forms and other documents filed by Ortec with the Commission since January 1, 2004 (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Orcel is not nor has it ever been required to file any form, report, registration statement or other document with the Commission. The consolidated financial statements contained in the Commission Documents: (a) were complied as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (b) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by the Commission’s Form 10-Q; and (c) fairly present in all material respects the consolidated financial position of Ortec and Orcel as of the respective dates thereof and the consolidated results of operations and cash flows of Ortec and Orcel for the periods covered thereby.

8.8           Absence of Changes. Except as disclosed in the Commission Documents and except for Ortec’s use of cash in the operation of Ortec’s business without any offsetting revenues, since December 31, 2004, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on Ortec.

8.9           Title to Assets. Except as disclosed in the Commission Documents, and particularly with respect to Ortec’s and Orcel, LLC’s agreements with Paul Royalty Fund, L.P., and except as disclosed in Schedule 8.9, Ortec, Orcel and Acquisition Corporation each have good and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Liens.

8.10        Consents. No consent, approval, order or authorization of or registration, declaration or filing is required by or with respect to Ortec in connection with the execution and delivery of this Agreement by Ortec and Acquisition Corporation or the consummation by Ortec and Acquisition Corporation of the transactions contemplated hereby, except filing a report of this transaction on Form 8-K with the Commission.

8.11	Legal Compliance; Permits.

(a)            To Ortec’s Knowledge, Ortec and Orcel have materially complied with all applicable laws (rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of the United States federal, state or local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice having been filed or commenced against Ortec or Orcel alleging any failure so to comply. Without limiting the generality of the foregoing, Ortec and Orcel have obtained all United States federal, state and local, and other foreign regulatory approvals and licenses (including, without limitation, the United States Food and Drug Administration) required for the authorization of the importation, promotion, marketing, distribution, and sale of the products marketed, distributed, and sold by Ortec or Orcel within all jurisdictions in which it conducts business.

(b)           To Ortec’s Knowledge, Ortec holds all Permits necessary for Ortec and Orcel to own their assets and operate the Business of Ortec. Neither Ortec nor Orcel has received any written warning, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Person alleging (i) any material violation of any such Permit, which violation has not been corrected or otherwise settled, or (ii) that Ortec, Orcel or any other Person has failed to secure any Permit required for the Business of Ortec that is not currently held by Ortec or Orcel or such other Person.

8.12	Tax Matters.

(a)            Ortec and Orcel have filed all United States federal and state and all other Tax Returns that Ortec and Orcel have been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns as due and owing by Ortec and Orcel have been paid. Ortec and Orcel are not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Ortec or Orcel.

(b)           There is no dispute or claim concerning any tax liability of Ortec or Orcel either (i) claimed or raised by any authority in writing, or (ii) as to which Ortec has Knowledge based upon personal contact with any agent of such authority.

(c)            None of Ortec’s Tax Returns have been audited or are currently the subject of audit. Ortec has not received any examination reports, and no statements of deficiencies assessed against, or agreed to by Ortec or Orcel in respect of Ortec’s Tax Returns. Neither Ortec nor Orcel has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           Neither Ortec nor Orcel has, in the past ten (10) years, acquired assets from another corporation in a transaction in which Ortec’s or Orcel’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(e)            Except as disclosed in the Commission Documents, neither Ortec nor Orcel is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, Israeli or other foreign Tax law). Neither Ortec nor Orcel has any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

8.13	Intellectual Property.

(a)            To Ortec’s Knowledge, neither Ortec nor Orcel has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and except as disclosed in the Commission Documents neither Ortec nor Orcel has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Ortec or Orcel must license or refrain from using any Intellectual Property rights of any third party), which was not resolved in Ortec’s favor. To the Knowledge of Ortec, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Ortec or Orcel in any material respect.

(b)           Schedule 8.13(b) identifies each patent or registration that has been issued to Ortec or Orcel with respect to any of their Intellectual Property, identifies each pending patent application or application for registration that Ortec or Orcel has made with respect to any of their Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Ortec or Orcel has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Ortec has delivered or otherwise made available to Hapto and Hapto Israel correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 8.13(b) also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright and material computer software item used by Ortec or Orcel in connection with the Business of Ortec. With respect to each item of Intellectual Property required to be identified in Schedule 8.13(b), except as disclosed in the Commission Documents, and particularly for the security interests of Paul Royalty Fund, L.P. granted therein and the license granted to Cambrex Bio Science Walkersville, Inc., therefor:

(i)             Ortec or Orcel possess all right, title, and interest in and to the item, free and clear of any Lien, License, or other restriction;

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)          No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Ortec, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          Neither Ortec nor Orcel has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c)            Schedule 8.13(c) identifies each material item of Intellectual Property that Ortec or Orcel uses pursuant to license, sublicense, agreement, or permission. Ortec has delivered to Hapto correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 8.13(c):

(i)             The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)           Neither Ortec nor Orcel, and to the Knowledge of Ortec nor any counterparty to the license, sublicense, agreement, or permission is in material breach or default thereof, and to the Knowledge of Ortec no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)          Neither Ortec nor Orcel, as applicable and to the Knowledge of Ortec nor any counterparty to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv)          Neither Ortec nor Orcel has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v)           No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Ortec or Orcel, including without limitation, a failure by Ortec or Orcel to pay any required maintenance fees).

(d)           Schedule 8.13(d) identifies each item of Intellectual Property other than those listed in Schedules 8.13(b) and 8.13(c), used by or prepared or conceived for use by Ortec and/or Orcel in the Business of Ortec. With respect to each item of Intellectual Property listed or required to be listed in Schedule 8.13(d), except for the security interests of Paul Royalty Fund, L.P. therein and the license to Cambrex Bio Science Walkersville, Inc., both as disclosed in the Commission Documents:

(i)             Ortec or Orcel possess all right, title, and interest in and to the item, free and clear of any Lien, License, or other restriction.

(ii)           The item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)          No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Ortec, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          Neither Ortec nor Orcel has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

8.14        Insurance. Schedule 8.14 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Ortec, Acquisition Corporation and/or Orcel is a party, a named insured, or otherwise the beneficiary of coverage:

(i)	The name, address, and telephone number of the agent;

(ii)	The name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	The policy number and the period of coverage;

(iv)

The scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	A description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy, to Ortec’s Knowledge: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) none among Ortec, Acquisition Corporation or Orcel, or to the Knowledge of Ortec any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, so as to permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Schedule 8.14 also describes any material self-insurance arrangements affecting Ortec, Acquisition Corporation or Orcel, including, without limitation, any self-insured medical expense coverage or other plan for the benefit of Ortec, Acquisition Corporation or Orcel or their employees.

8.15        Litigation. Schedule 8.15 sets forth each instance in which Ortec or Orcel (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) except as disclosed in the Commission Documents, is a party or, to the Knowledge of Ortec, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any United States federal, state, local or foreign jurisdiction or before any arbitrator.

8.16	Employee Benefits.

(a)            Schedule 8.16 lists each Employee Benefit Plan that Ortec or Orcel maintains or to which Ortec or Orcel contributes or has any obligation to contribute.

(i)             Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of applicable laws.

(ii)           All required reports and descriptions have been timely filed and/or distributed in accordance with the requirements of all applicable laws with respect to each such Employee Benefit Plan.

(iii)          All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by all applicable laws to each such Employee Benefit Plan that is an employee pension plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such employee pension plan or accrued in accordance with the past custom and practice of Ortec or Orcel, as applicable.

(iv)          With respect to each Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, such Employee Benefit Plan is so qualified, and Ortec is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(v)           There have been no prohibited transactions with respect to any such Employee Benefit Plan prohibited by the law applicable to such plan.

(vi)          Ortec has made available to Hapto correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b)           Neither Ortec nor Orcel contributes to, is obligated to contribute to, and has no material liability under or with respect to any Employee Benefit plan that is a “defined benefit plan” (as defined under United States law).

(c)            Except as set forth on Schedule 8.16(c) neither Ortec nor Orcel maintains, contributes to, has any obligation to contribute to, or has any material liability or potential liability with respect to, any plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Ortec or Orcel.

8.17        Guaranties. Neither Ortec nor Orcel is a guarantor of, or otherwise responsible for, any liability or obligation (including Obligations) of any other Person.

8.18	Environmental, Health and Safety Matters.

(a)            To the Knowledge of Ortec, Ortec and Orcel have complied, and are in compliance, in all material respects, with all Environmental, Health and Safety Requirements. Without limiting the generality of the foregoing, to the Knowledge of Ortec, Ortec and Orcel have obtained, and have complied in all material respects with, all material permits, licenses, and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of the Business of Ortec.

(b)           Neither Ortec nor Orcel has received any written or oral notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, relating to Ortec, Orcel or any of their respective facilities.

(c)            To the Knowledge of Ortec, neither Ortec nor Orcel has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to any applicable law.

8.19        Certain Business Relations. Except as disclosed in the Commission Documents no executive officers, directors or affiliates (as that term is defined in the Securities Act and the regulations promulgated thereunder) of Ortec or Orcel has been involved in any material business arrangement or relationship with Ortec or Orcel or owns any material asset, tangible or intangible, that is used in the Business of Ortec or Orcel.

8.20        Disclosure. The representations and warranties contained in this Article VIII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VIII not misleading.

ARTICLE IX – POST CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

9.1   Financial Support. Ortec will provide not less than $70,000 per month to pay for the research and development and business activities conducted by Hapto Israel in Israel, and for Hapto Israel’s overhead expenses in Israel, for one year commencing on the Closing Date.

9.2   General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XI below). Hapto acknowledges and agrees that, from and after the Closing, Ortec and Acquisition Corporation will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort owned or controlled by Hapto or Hapto Israel. From and after the Closing Date, on reasonable notice, Ortec and Acquisition Corporation shall permit the Shareholders and the Option Holders and their representatives and agents to have reasonable access to the books and records of Hapto and Hapto Israel related to the period prior to the Closing Date, as necessary for any proper purpose.

9.3   Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Hapto or Hapto Israel, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party. However, if the contesting or defending Party is entitled to indemnification therefor under this Article X below, such costs shall be borne as in such Article X provided.

9.4   Transition. None among the Option Holders shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, or other business associate of Hapto or Hapto Israel from maintaining the same business relationships with Hapto Israel, Ortec and Acquisition Corporation after the Closing as it maintained with Hapto or Hapto Israel prior to the Closing.

9.5           Confidentiality. Each Option Holder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, or in furtherance of the Business when it is conducted by, Hapto Israel, Ortec and/or Acquisition Corporation after the Closing, and at the request and option of Ortec deliver promptly to Ortec or destroy all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession. In the event that an Option Holder is requested or required, pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, to disclose any Confidential Information, such Option Holder shall notify Ortec promptly of the request or requirement so that Ortec may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, such Option Holder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Option Holder may disclose the Confidential Information to the tribunal; provided, however, that, at the request of Ortec, such Option Holder shall use his or its reasonable best efforts to provide Ortec with the opportunity to obtain, at Ortec’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed by such Option Holder as Ortec shall designate.

9.6           Non-solicitation. No Option Holder shall, for a period commencing on the Closing Date and lasting until December 31, 2007, directly or indirectly:

(a)            Solicit, induce, or encourage any employee of Hapto Israel to terminate his or her employment with Hapto Israel, Ortec or with Acquisition Corporation.

(b)           Make any public derogatory statement concerning Hapto, Hapto Israel, Ortec or Acquisition Corporation, and unless previously approved by Ortec or in furtherance of the Business, make any statement about Hapto, Hapto Israel, Ortec or Acquisition Corporation except as may be required by law.

(c)            Induce, attempt to induce, or knowingly encourage (A) any supplier of products for resale by Hapto Israel, Ortec or Acquisition Corporation, to divert any supply of, or otherwise cease or reduce the supply of, any product to Hapto Israel, Ortec or Acquisition Corporation, (B) any supplier of raw materials or component parts used in the manufacture or processing of products by Hapto Israel, Ortec or Acquisition Corporation, to divert any supply of, or otherwise cease or reduce the supply of, any raw material or component part to Hapto Israel, Ortec or Acquisition Corporation, or (C) any

licensor of intellectual property rights to Hapto or Hapto Israel, to terminate or limit in any way any license granted to Hapto or Hapto Israel, or

(d)           Alone or as a consultant, partner, member, officer, director, manager, employee, joint venturer, trustee, legal representative, or stockholder of any Person, use, or allow any such Person to use, Confidential Information (whether owned or licensed by Hapto or Hapto Israel) or other Confidential Information of Hapto or Hapto Israel.

9.7	Cooperation on Tax Matters.

(a)            Each Shareholder and Option Holder shall cooperate fully, as and to the extent reasonably requested by Ortec, in connection with the filing of Tax Returns covering the periods prior to the Closing and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding. Each Shareholder and Option Holder agrees (i) to retain all books and records in such Person’s possession with respect to Tax matters pertinent to Hapto and/or Hapto Israel relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Ortec, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give any other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records.

(b)           Each Shareholder and Option Holder further agrees upon request, to use such Person’s best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Ortec shall reimburse such Person for its out-of-pocket expenses, approved in advance by Ortec, in securing such certificate or other document.

ARTICLE X – INDEMNIFICATION

10.1        Survival of Representations and Warranties. All of the representations and warranties of Hapto and Hapto Israel contained in Article VI above, and of the Shareholders and the Option Holders contained in Article VII above, or elsewhere in this Agreement, shall survive for a period of one year following the Closing. All of the representations and warranties of Ortec and Acquisition Corporation contained in Article VIII above, or elsewhere in this Agreement, shall survive for a period of one year following the Closing.

10.2        Indemnification Provisions for Ortec’s and/or Acquisition Corporation’s Benefit. In the event Hapto, Hapto Israel or any of the Shareholders or Option Holders breaches any of their obligations, representations and warranties contained herein, or Ortec and/or Acquisition Corporation is otherwise entitled to indemnification or damages under this Agreement, and provided that Ortec and/or Acquisition Corporation makes a written claim for indemnification or damages, then Ortec and Acquisition Corporation shall be indemnified from and against any Adverse Consequences that Ortec and/or Acquisition Corporation may suffer from, arising out of, relating to, in the nature of, or caused by such breach, only by, and limited to (except as in this Section 10.2 hereafter provided) the Escrow Agent returning to Ortec so many of the 6,172,000 Ortec Shares that have been delivered to the Escrow Agent, as shall equal the monetary value of the Adverse Consequences suffered by Ortec and/or Acquisition Corporation from such breach, divided by the Per Ortec Share Market Price; provided, however, that Ortec and Acquisition Corporation shall not be entitled to be indemnified pursuant to the provisions of this Section 10.2 until Ortec and Acquisition Corporation have suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point Ortec and Acquisition Corporation will be indemnified from and against further such Adverse Consequences to the extent provided herein). Provided, however, that damages that Ortec and/or Acquisition Corporation can recover for a breach by Hapto of its representations and warranties in Sections 6.1 or 6.4, or by any Shareholder or Option Holder of its representations and warranties in Section 7.1, shall not be limited by the $100,000 aggregate deductible amount or by the maximum of 6,172,000 Ortec Shares held in escrow, but Ortec and/or Acquisition corporation may recover its full damages from breaches of the representations and warranties in such three sections. Damages suffered by Ortec and/or Acquisition Corporation from any breach by a Shareholder or Option Holder of its representations set forth in Article VII of this Merger Agreement may be recovered by Ortec and/or Acquisition Corporation only from the breaching Shareholder or Option Holder or from the portion of the Ortec Shares received by such Shareholder or Option Holder pursuant to this Merger Agreement which are held by the Escrow Agent.

10.3        Indemnification Provisions for the Shareholders’ and Option Holders’ Benefit. In the event Ortec and/or Acquisition Corporation breaches any of its obligations, representations and warranties contained herein, or the Shareholders and the Option Holders are otherwise entitled to indemnification or damages under this Agreement, and provided that a written claim is made for indemnification or damages by any Shareholders and/or any Option Holders, Ortec and/or Acquisition Corporation agree to indemnify the Shareholders and the Option Holders who have made such a written claim from and against any Adverse Consequences suffered by them resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided that neither Ortec nor Acquisition Corporation shall have any obligation to indemnify the claiming Shareholders and the claiming Option Holders from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach, until all Shareholders and all Option Holders have suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point Ortec and Acquisition Corporation will be obligated only to indemnify such claiming Shareholders and such claiming Option Holders from and against further such Adverse Consequences, to the extent provided herein). Any amount required to be paid by Ortec or Acquisition Corporation pursuant to the provisions of this Section 10.3 shall paid only by Ortec issuing and delivering to the claiming Shareholders and the claiming Option Holders so many previously unissued Ortec Shares determined by dividing such amount by the Per Ortec Share Market Price, which Ortec Shares the claiming Shareholders and the claiming Option Holders agree they will take for investment only and not with a view to distribution thereof. Provided, however, that the maximum aggregate number of Ortec Shares that Ortec shall be required to deliver to all the Shareholders and the Option Holders pursuant to this Section 10.3 (except as in this Section 10.3 hereafter provided) is 6,172,000 Ortec Shares and other than delivering such 6,172,000 Ortec Shares neither Ortec nor Acquisition Corporation shall have any other liability to the Shareholders and the Option Holders based on this Agreement. Provided, however, that damages that the Shareholders and the Option Holders can recover for a breach of Ortec’s representations and warranties in Sections 8.1 or 8.4 shall not be limited by the $100,000 aggregate deductible amount or by the maximum of 6,172,000 Ortec Shares, but the Shareholders and the Option Holders may recover their full damages from breaches of Ortec’s representations and warranties in such two sections.

10.4	Matters Involving Third Parties.

(a)            If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced.

(b)           The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)            So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 10.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d)           In the event that the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 10.4(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on, or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article X.

10.5        Determination of Adverse Consequences. Indemnification payments under this Article X shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. To the extent, however, that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a “Tax Benefit” with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year are decreased due to any items attributable to the Adverse Consequences for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money in determining Adverse Consequences for purposes of this Article X.

10.6        Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Article X shall be the exclusive remedy of any Party with respect to the transactions contemplated by this Agreement.

ARTICLE XI – DELIVERABLES

11.1	Deliveries by Ortec. At the Closing Ortec shall deliver:

(a)            the certificates for the 30,860,000 Ortec Shares, of which a certificate for 6,172,000 Ortec Shares shall be in the name of the Escrow Agent and the certificates for the remaining 24,688,000 Ortec Shares in the names and for the number of Ortec Shares listed in Schedule 4.1, for distribution to such Persons;

(b)	the Warrants;
(c)	a copy of the Escrow Agreement signed in behalf of Ortec;
(d)	the Certificate of Merger signed in behalf of Acquisition Corporation;

(e)            the Voting Agreement signed by Ron Lipstein, Steven Katz and Costa Papastephanou;

(f)	the opinion of Ortec’s attorneys in the form of Exhibit 5.2(d); and

(g)           the certificates of Ortec’s chairman and secretary in the form of Exhibit 5.2(e).

11.2	Deliveries of Hapto. At the Closing Hapto shall deliver the following documents:
(a)	intentionally left blank;

(b)           a fully executed copy, signed in behalf of Hadasit, of the documents annexed as Exhibit 5.1(d);

(c)            fully executed copies of the confidentiality agreements in the form of Exhibit 5.1(e)-2 between Hapto Israel and each of the persons listed on Exhibit 5.1(e)-1;

(d)           a fully executed copy of the agreement with Gerard Marx in the form of Exhibit 5.1(f);

(e)            the fully executed opinions of the attorneys named in Sections 5.1(h)(i) and (ii) and in the forms of Exhibits 5.1(h)(i) and (ii); ands

(f)            the certificates of Raphael Hofstein, in his capacity as Hapto’s president and acting chief executive officer, and Ira Weinstein, in his capacity as Hapto’s secretary, in the form of Exhibit 5.1(h)(iii).

ARTICLE XII – REGISTRATION UNDER THE SECURITIES ACT

12.1	Shelf Registration. Ortec shall:

(a)            Prepare and file with the Commission a “shelf” Registration Statement covering all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 or Form SB-2 (except if Ortec is not then eligible to register for resale the Registrable Securities or Form S-3 or Form SB-2, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the rules promulgated thereunder). Ortec shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act on or prior to the date which is 12 months after the Closing Date, and to keep such Registration Statement continuously effective under the Securities Act until such date as is the earliest of (x) the date when all the Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144 as determined by Ortec’s counsel pursuant to a written opinion letter, addressed to Ortec’s transfer agent to such effect or (z) the date when the Warrants expire.

(b)           Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any state of the United States, at the earliest practicable moment.

(c)            Upon request, furnish to the Special Counsel, and to each Holder who has also requested, without charge, one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, to the extent requested by such Person (including those previously furnished or incorporated by reference).

(d)           Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the selling Holders and the Special Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for a reasonable time and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that Ortec shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject Ortec to any material tax in any such jurisdiction where it is not then so subject.

(e)            Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to a Registration Statement, which certificates shall be free of all restrictive legends (provided that the issuance of such unlegended certificates is in compliance with applicable securities laws), and to enable such Registrable Securities to be in such denominations and registered in such names as any Holder may request.

(f)            Use its best efforts to cause all Registrable Securities relating to such Registration Statement to be listed or traded on the OTC Bulletin Board, The Nasdaq SmallCap Market, or any other securities exchange, quotation system or market, if any, on which Ortec Shares are then listed.

(g)           Comply in all material respects with all applicable rules and regulations of the Commission and make generally available to its security holders earning statements satisfying the provisions and conforming to the requirements of Section 11(a) of the Securities Act and Rule 158 commencing on the first day of Ortec’s first fiscal quarter after the effective date of the Registration Statement, which statement shall conform to the requirements of Rule 158.

12.2	Obligations of Holders

(a)            Ortec may require each selling Holder to furnish to Ortec information regarding such Holder and the distribution of such Registrable Securities as is required by law to be disclosed in the Registration Statement, and Ortec may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

(b)           If the Registration Statement refers to any Holder by name or otherwise as the holder of any securities of Ortec, then such Holder shall have the right to require (if such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force) the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

(c)            No Holder may sell any Registrable Securities under the Registration Statement until it has received notice from Ortec that such Registration Statement and any post-effective amendments thereto have become effective and that the definitive Prospectus has been filed with the Commission.

(d)           After receipt of a notice from Ortec of suspension of the effectiveness of the Registration Statement or that the Prospectus contains any untrue statement of a material fact or omits a material fact, such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder is notified in writing that a supplemental Prospectus and/or amended Registration Statement is effective and that the use of the applicable Prospectus, or the amendment thereto, may be resumed.

(e)            If (i) there is material non-public information regarding Ortec which Ortec reasonably determines not to be in Ortec’s best interest to disclose and which Ortec is not otherwise required to disclose, or (ii) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to Ortec which Ortec reasonably determines not to be in Ortec’s best interest to disclose, then Ortec may postpone or suspend filing or effectiveness of a Registration Statement for a period not to exceed three months.

12.3        Registration Expenses. All fees and expenses incident to the filing of the Registration Statement and keeping it effective shall be borne by Ortec. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Over the Counter Bulletin Board, The Nasdaq SmallCap Market and each other securities exchange or market on which Registrable Securities are required hereunder to be listed, (B) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and NASD Regulation, Inc. and (C) in compliance with state securities or Blue Sky laws, (ii) edgarization and printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) fees and disbursements of Ortec’s counsel (iv) fees and expenses of all other Persons retained by Ortec in connection with the fulfillment of Ortec’s obligations under this Article XII, including, without limitation, Ortec's registered public accountants (including the expenses of any comfort letters, if needed, or costs associated with the delivery by registered public accountants of such needed comfort letter or comfort letters).

12.4        Remedies for Late Effective Date. If Ortec fails to have the Registration Statement referred to in Section 12.1(a), (i) declared effective by the day which is one year after the Closing Date (the “Required Effective Date”) and (ii) continued effective for a period from the effective date of such Registration Statement (the “Effective Date”) to the date which is not earlier than the later of (a) the nine month period from the Effective Date, or (b) the 16 month period after the date of the most recent Ortec audited financial statements included in the prospectus (the “Continued Effective Period”), then Ortec shall deliver to the Holders, as a fixed damages amount, an aggregate of 5,000 Ortec shares for each month after the Required Effective Date (and for a partial month such number of Ortec Shares as shall equal 5,000 multiplied by a fraction the numerator of which is the number of days constituting that partial month and the denominator of which is 30) until such Registration Statement shall have been declared effective and continue to be effective for not less than the Continued Effective Period. Provided, however, that the provisions of this Section 12.4:

(a)            shall not be deemed to be a liquidated damages provision and therefore to be a substitute for any Claim by a Holder against Ortec for damages suffered by such Holder as a result of Ortec’s failure to have the Registration Statement declared effective by the Required Effective Date and continued effective for not less than the Continued Effective Period. Ortec acknowledges that the current legal measure of the damages for Ortec’s failure to have the Registration Statement effective by the Required Effective Date and continued effective for not less than the Continued Effective Period, is the amount (if any) by which the highest price at which Ortec Shares traded in the public securities markets during a reasonable period (10 to 30 days) after such breach, exceeds the highest price at which such Holder can thereafter sell its Ortec Shares which should have been included in such Registration Statement (and which could not otherwise be sold in the public securities markets, i.e., pursuant to Rule 144), in the public securities market;

(b)           shall be waived and/or deferred to the same extent and for the same period (i) that the Majority Holders shall determine to waive and/or defer Ortec’s obligation to have the Registration Statement referred to in Section 12.1 declared effective by the Required Effective Date and continued effective for the Continued Effective Period, and/or (ii) as registration rights are waived and/or deferred pursuant to the provisions in any other registration rights agreements entered into by Ortec in connection with securing the gross proceeds of not less than $6,000,000 in a private placement or public sale of its equity, preferred and/or debt securities referred to in Section 5.1(a) above, and

(c)            shall be deemed waived for one 150-day period if Ortec’s Board of Directors shall conclude that Ortec will need to secure private placement financing for its business operations and that the Registration Statement Ortec would be required to file pursuant to Section 12.1 would, because it might be pending at the time such private placement financing is needed, prevent Ortec securing funds in such private placement.

12.5        Rule 144. As long as any Holder owns any Registrable Securities Ortec covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Ortec after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. Ortec covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Person to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating to such sale pursuant to Rule 144.

12.6        Piggy-Back Registrations. If at any time after the Required Effective Date when there is not an effective Registration Statement covering Registrable Securities which cannot be sold pursuant to Rule 144, Ortec shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, Ortec shall send to each Holder written notice of such determination and, if within ten (10) days after receipt of such notice, any such Holder shall so request in writing, (which request shall specify the Registrable Securities intended to be disposed of by such Holder), Ortec will cause the registration under the Securities Act of all Registrable Securities which Ortec has been so requested to register by the Holder, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, Ortec shall determine for any reason not to register or to delay registration of such securities, Ortec may, at its election, give written notice of such determination to such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities being registered pursuant to this Section 12.6 for the same period as the delay in registering such other securities. Ortec shall include in such Registration Statement all or any part of such Registrable Securities such Holder requests to be registered. In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) should reasonably object to the inclusion of the Registrable Securities in such Registration Statement, then if Ortec after consultation with the managing underwriter or the underwriter(s) should reasonably determine that the inclusion of such Registrable Securities would materially adversely affect the offering contemplated in such Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Registrable Securities, then (x) the number of Registrable Securities included in such Registration Statement shall be reduced pro-rata among such Registrable Securities (based upon the number of Registrable Securities requested to be included in the Registration Statement), if Ortec after consultation with the underwriter(s) recommends the inclusion of fewer Registrable Securities, or (y) none of the Registrable Securities shall be included in such Registration Statement, if Ortec after consultation with the underwriter(s) recommends the inclusion of none of such Registrable Securities; provided, however, that if securities are being offered for the account of other persons or entities as well as Ortec, such reduction shall not represent a greater fraction of the number of Registrable Securities intended to be offered than the fraction of similar reductions imposed on such other persons or entities (other than Ortec).

ARTICLE XIII GENERAL PROVISIONS

13.1        No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.2        Entire Agreement. This Agreement (including the documents referred to herein) and the Additional Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.3        Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of each other Party.

13.4        Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.5        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6        Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon receipt, if made by personal service to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Ortec or Acquisition Corporation:

Ortec International, Inc.

3960 Broadway

New York, NY 10032

Attn: Ron Lipstein

Telecopy: (212) 740-2570

E-mail: Ronlipstein@Ortecinternational.com

with a copy to:

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP
750 Lexington Avenue, 23rd Floor
New York, NY 10022
Attn: Gabriel Kaszovitz, Esq.
Telecopy: (212) 888-7776
E-mail: Gabe@fkiwsb.com

If to each Shareholder and Option Holder:

As indicated on the signature pages to this Agreement.

with a copy to:

Torys LLP

Suite 3000

79 Wellington Street West

Box 270, TD Centre

Toronto, Ontario

M5K 1N2

Attn: Cheryl V. Reicin

Telecopy: (416) 865-7380

E-mail: creicin@torys.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.8        Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby (i) irrevocably consents and submits to the jurisdiction of the united states district court for the Southern District of New York, and to the Supreme Court of the State of New York in and for New York County, in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to venue in the County of New York, New York, and (iii) agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 13.6. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.9        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. Except as hereafter provided no waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Provided, however, that any obligations of Ortec or Acquisition Corporation, and any default, misrepresentation, or breach of warranty or covenant hereunder by Ortec or Acquisition Corporation, may be waived by the Majority Holders which waiver shall be binding on Hapto and on all of the Shareholders and Option Holders. For purposes of the last sentence Ortec Shares held by the Escrow Agent pursuant to the terms of the Escrow Agreement shall be voted by the Persons listed on Schedule 4.1 as the persons to whom such escrowed Ortec Shares were intended to be delivered pursuant to Section 4.1, but were delivered instead to the Escrow Agent pursuant to Section 4.3.

13.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.11      Public Announcements. No Party shall issue, or permit any of their agents to issue, any press releases or otherwise make, or permit any of their respective agents to make, any public or other statements, with respect to this Agreement or the transactions contemplated hereby, except as required by law. Notwithstanding the foregoing, any such press releases or statements must be reviewed and approved by Raphael Hofstein and Andreas Vogler prior to their dissemination, which approval shall not be unreasonably withheld.

13.12      Expenses. Each Party will bear his or its own cost and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.13      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

13.14      Incorporation of Exhibits, Annexes and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above recited.

ORTEC INTERNATIONAL, INC.	ORTN ACQUISITION CORP.

By:	By:
Ron Lipstein, Vice Chairman and	Ron Lipstein
Chief Executive Officer	President

HAPTO BIOTECH, INC.

By:
Raphael Hofstein, President and
Acting Chief Executive Officer

H.B.L. HADASIT BIOHOLDINGS, LIMITED	LATAR-TECH HOLDINGS, LTD.

By:	By:
Raphael Hofstein	Print Name:
Title:	Title:
Address:	Address:

Fax no:	Fax no:
E-mail address:	E-mail address:

ISRAEL TECHNOLOGY PARTNERS L.P.	MICRODENT LTD.

By:	By:
Print Name:	Print Name:
Title:	Title:
Address:	Address:

Fax no:	Fax no:
E-mail address:	E-mail address:

DENKARIA B.V.

By:
Print Name:
Title:
Address:

Fax no:
E-mail address:

Yoram Wilamowski, as Trustee	Andreas Vogler
for Baruch Marganitt
Address:	Address:

Fax no:	Fax no:
E-mail address:	E-mail address:

Michael Rosenbaum	Raphael Gorodetsky
Address:	Address:

Fax no:	Fax no:
E-mail address:	E-mail address:

Gerard Marx	Ira Weinstein
Address:	Address:

Fax no:	Fax no:
E-mail address:	E-mail address:

Anna Hotovely-Salomon
Address:

Fax no:
E-mail address: